                                                                         Ex 99.1

FOR IMMEDIATE RELEASE                                       [PULITZER INC. LOGO]

                                                      900 North Tucker Boulevard
                                                       St. Louis, Missouri 63101
                                                                Tel 314/340-8402
                                                                Fax 314/340-3125

                              PULITZER INC. REPORTS
                   2003 FOURTH-QUARTER AND FULL-YEAR EARNINGS

         ST. LOUIS, January 20, 2004 - Pulitzer Inc. (NYSE:PTZ) today announced that fourth-quarter 2003 net income was $14.3 million, or $0.66 per diluted share, compared with $12.2 million, or $0.57 per diluted share, in the prior year. For the full year, net income was $42.2 million, or $1.95 per diluted share, compared with $34.7 million, or $1.62 per diluted share, in the prior year.

         Fourth-quarter operating revenue increased 5.2 percent to $114.1 million from $108.4 million in the prior year, and operating income increased
9.3 percent to $27.5 million. For the full year, operating revenue increased 1.6 percent to $422.7 million from $416.0 million in 2002, and operating income increased 5.2 percent to $87.2 million from $82.9 million.

         Results for 2003 and 2002 included investment gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally investments in new media companies and partnerships making similar investments), and employment termination inducements for permanently eliminated positions. Excluding these items from both the 2003 and 2002 fourth-quarter and full-year periods, fourth-quarter 2003 base earnings per diluted share were $0.68, compared with a similarly determined $0.61 per diluted share for the fourth quarter of 2002, and full-year base earnings per diluted share for 2003 were $2.01, compared with $1.88 in 2002.

         Robert C. Woodworth, president and chief executive officer, said, "We are very pleased with the Company's performance for the quarter and for the year. Despite the difficult economic environment, Pulitzer achieved its third consecutive year of improved cash flow margins and produced solid gains in base earnings per fully diluted share of 6.9 percent for the year."

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Page Two
Pulitzer Fourth-Quarter Earnings

         "These accomplishments reflect the impact of our operating strategies, which focus on providing editorial and advertising products that are meaningful to our readers and deliver results for advertisers. We supported those strategies with fiscal discipline that combined close control of costs with prudent investments to extend our reach and strengthen our position as the best, most effective way to bring readers and advertisers together in each of our markets.

         "During 2003, those investments in St. Louis included new and redesigned editorial sections at the St. Louis Post-Dispatch and redesigns of the Suburban Journals, as well as the purchase of additional single-copy distribution routes. At Pulitzer Newspapers, Inc. (PNI), we continued to acquire or create publications to strengthen our reach in our markets. During the year, we acquired a total of eight publications, and we moved quickly to realize the benefits on both the cost and revenue sides. We now cross sell retail and classified advertising in 11 of our 12 PNI markets.

         "The impact of our strategies is clearest in our gains in local territory retail revenues, which were up 19.2 percent in St. Louis and 10.2 percent in Tucson during the fourth quarter," Woodworth said.

         "I am very pleased to announce that the work we did in expanding our reach and strengthening our St. Louis infrastructure has led to a new direct mail revenue initiative which will debut shortly with firm commitments from two of the largest grocery chains in the market," Woodworth said.

FORECAST FOR 2004 (SEE NOTES)

         "We enter 2004 with the momentum of a strong 2003 fourth quarter, propelled by a particularly strong December, which adds to our confidence in our previously issued guidance of 2004 base earnings of at least $2.10 per fully diluted share. At the same time, we are assessing the impact of the new direct mail business in St. Louis that will have startup costs which will be present throughout the year, principally in the first and second quarters, and closely watching whether the economy will continue to support the strength in advertising we experienced in the fourth quarter," Woodworth said. "We will consider updating our 2004 guidance as we make these assessments."

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Page Three
Pulitzer Fourth-Quarter Earnings

RECONCILIATION OF BASE EARNINGS


                                                        Fourth Quarter             Full Year
                                                    -----------------------  ----------------------
                                                     Dec. 28,    Dec. 29,     Dec. 28,   Dec. 29,
                                                       2003        2002         2003       2002
                                                    ----------- -----------  ----------- ----------
DILUTED EARNINGS PER SHARE OF STOCK:
  GAAP earnings per diluted share                        $0.66       $0.57        $1.95      $1.62
  Losses from certain non-operating
  investments                                             0.01        0.03         0.05       0.25
  Employment termination inducements                      0.01        0.01         0.01       0.01
                                                    ----------- -----------  ----------- ----------
  Base earnings per diluted share                        $0.68       $0.61        $2.01      $1.88
                                                    =========== ===========  =========== ==========

o 2003 and 2002 fourth-quarter results included net pretax charges of $0.5 million and $1.2 million, respectively, to adjust the carrying value of certain non-operating investments. Results for the twelve months of 2003 and 2002 included net pretax charges of $1.8 million and $9.1 million, respectively, to adjust the carrying value of certain non-operating investments.

o 2003 and 2002 fourth-quarter results each included pretax charges of $0.2 million for employment termination inducements for permanently eliminated positions. 2003 and 2002 full-year results each included pretax charges of $0.4 million for employment termination inducements for permanently eliminated positions.

DISCUSSION OF GAAP-BASIS RESULTS
FOURTH QUARTER

         Operating income for the fourth quarter of 2003 increased 9.3 percent to $27.5 million, compared with $25.2 million in the prior year. Operating revenue increased 5.2 percent to $114.1 million, from $108.4 million a year ago.

         The 5.2 percent operating revenue increase reflected a 7.2 percent increase in advertising revenue and a 0.1 percent increase in circulation revenue. The advertising increase resulted from (a) an 8.5 percent increase in retail advertising revenue, including preprints, reflecting gains from smaller local advertisers and general stability from major retail advertisers; (b) a 4.9 percent

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Page Four
Pulitzer Fourth-Quarter Earnings

increase from national advertisers, including preprints; and (c) a 5.6 percent increase from classified advertisers reflecting a 1.6 percent increase in recruitment advertising and an 18.8 percent increase in real estate advertising, partially offset by a 1.0 percent decrease in automotive advertising.

         Operating expenses for the fourth quarter of 2003 increased 3.4 percent to $91.0 million, principally due to (a) a 2.0 percent increase in labor and benefit expense resulting from salary increases and increased healthcare and pension benefit costs, partially offset by a 2.8 percent decrease in FTE levels;
(b) a 4.0 percent increase in newsprint expense, reflecting a 3.6 percent price increase during the quarter; (c) increased circulation expenses, related to the acquisition of single copy distribution businesses in St. Louis; and (d) increased bad debt expense reflecting the absence of adjustments made in 2002. These expense increases were partially offset by decreased promotion expense.

         Equity in the earnings of the Tucson Newspaper Agency ("TNI") for the fourth quarter of 2003 decreased 7.7 percent from the fourth quarter of 2002. Operating revenue increased 1.6 percent for the fourth quarter of 2003. Advertising revenue increased 0.4 percent, with gains in the employment and real estate categories partially offset by continued weakness in department store, consumer electronic and national advertising categories. Operating expenses increased 5.7 percent due to increased newsprint prices and higher employee pension expenses.

         Interest expense, net of interest income, decreased for the fourth quarter to $3.8 million from $4.1 million in the same quarter of 2002, principally due to savings from the Company's interest rate swaps. These savings were partially offset by lower yields on invested funds. The effective tax rate for the quarter was 35.5 percent versus 38.5 percent in the prior-year quarter, reflecting lower state income taxes.

TWELVE MONTHS

         Operating income for 2003 increased 5.2 percent to $87.2 million, compared with $82.9 million in the prior year. Operating revenue increased 1.6 percent to $422.7 million from $416.0 million a year ago.

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Page Five
Pulitzer Fourth-Quarter Earnings

         The 1.6 percent operating revenue increase reflected a 2.4 percent increase in advertising revenue and a 0.1 percent decrease in circulation revenue. The advertising increase resulted from (a) a 4.2 percent increase in retail advertising revenue, including preprints, reflecting gains from smaller local advertisers and preprints, partially offset by decreases from major retail advertisers, (b) a 13.2 percent increase from national advertisers, including preprints, partially offset by (c) a 2.5 percent decrease in classified revenue. The classified decline was composed of an 8.9 percent decrease in recruitment advertising and a 6.3 percent decrease in automotive advertising, partially offset by a 9.3 percent increase in real estate advertising.

         Operating expenses for full-year 2003 increased 0.2 percent to $351.5 million, principally due to a 5.6 percent increase in newsprint expense, reflecting a 3.5 percent price increase and increased depreciation expense associated with the Company's new St. Louis production facility. These increases were partially offset by decreased bad debt, circulation, and promotion expenses.

         Interest expense, net of interest income, increased for full-year 2003 to $16.7 million from $16.4 million in 2002 due to the absence, in 2003, of capitalized interest present in 2002, and lower yields on invested funds. This increase was partially offset by savings from the Company's interest rate swaps. The effective tax rate for 2003 was 36.5 percent, compared with 38.1 percent for 2002 reflecting lower state income taxes.

DISCUSSION OF COMPARABLE-BASIS RESULTS (SEE NOTES)
DEFINITION OF COMPARABILITY

         The following discussion focuses on "comparable" results in order to illustrate the effects of year-to-year fluctuations on the full scope of our operations. Comparable revenue and expense from continuing operations are defined as reported revenue and operating expense inclusive of Pulitzer's 50 percent share of the TNI operations, and excluding the results of 2003 newspaper acquisitions absent in 2002. The following table summarizes the effects of (a) adding Pulitzer's 50 percent share of TNI operations to reported revenues and
(b) subtracting revenues and operating income associated with the Company's 2003 acquisitions:

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Page Six
Pulitzer Fourth-Quarter Earnings

               RECONCILIATION OF GAAP TO COMPARABLE-BASIS RESULTS

                                              Operating                                    Operating
                           Revenue              Income               Revenue                Income
                                Fourth-Quarter Ended                       Full Year Ended
                      ---------------------------------------- -------------------------------------------
                      Dec. 28,  Dec. 29,  Dec. 28,  Dec. 29,   Dec. 28,   Dec. 29,   Dec. 28,    Dec. 29,
                        2003      2002      2003      2002       2003       2002       2003        2002
                      -------- --------- --------- ----------- --------- ---------- ----------  ----------
                                   (in millions)                              (in millions)

Pulitzer Inc.
GAAP results           $114.1    $108.4    $27.5     $25.2      $422.7     $416.0     $87.2        $82.9

PNI Acquisitions         (0.8)              (0.1)                 (1.3)                (0.2)

Pulitzer 50% Share
of Tucson Newspaper
Agency*                  14.0      13.7                           53.4       52.2
                       ------    ------    -----     -----      ------     ------     -----        -----

Comparable Results     $127.3    $122.1    $27.4     $25.2      $474.8     $468.2     $87.0        $82.9
                       ======    ======    =====     =====      ======     ======     =====        =====

* GAAP operating income includes operating income from Pulitzer's 50 percent share of the Tucson Newspaper Agency.

FOURTH QUARTER

         On a comparable basis, operating income for the fourth quarter of 2003 increased 8.7 percent on an operating revenue increase of 4.2 percent. Advertising revenue increased 5.7 percent, with retail revenue, including preprints, up 6.4 percent and national revenue, including national preprints, up
4.1 percent. Classified advertising revenue increased 4.8 percent from the comparable period in 2002 as a result of a 3.8 percent increase in employment advertising and a 13.3 percent increase in real estate advertising revenue, which were partially offset by a 1.7 percent decrease in automotive advertising.

         The increase in comparable employment advertising revenue results from respective increases of 6.5 percent and 25.2 percent at PNI and TNI, partially offset by a 0.6 percent decrease in St. Louis. The fourth quarter 2003 employment advertising increase of 3.8 percent compares favorably to decreases of 10.7 percent, 13.2 percent, and 6.9 percent in the first, second, and third quarters of 2003, respectively.

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Page Seven
Pulitzer Fourth-Quarter Earnings

         The following table provides detail for comparable advertising revenue trends by operating group for 2003 and 2002:


                               -----------------------------------------------------------------------------------------------------
                                4TH QTR.  Dec.   Nov.   Oct.  3rd Qtr.   2nd Qtr.  1st Qtr.  4th Qtr.  3rd Qtr.  2nd Qtr.  1st Qtr.
                                 2003     2003   2003   2003    2003      2003       2003      2002      2002      2002      2002
                               --------- ------ ------ ------ --------- --------- --------- ---------- -------- --------- ----------
COMPARABLE ADVERTISING

Combined St. Louis Operations    +7.6%   +9.3%  +7.9%  +5.9%  -1.4%       +5.0%     -1.9%     +4.3%     +4.6%     -5.9%     -3.5%

Pulitzer Newspapers, Inc.        +3.2%   +3.1%  +1.5%  +4.8%  +1.8%       +1.0%     -1.6%     +6.2%     +4.6%     +1.3%     +1.4%

    Pulitzer Inc.                +6.4%   +7.6%  +6.1%  +5.6%  -0.5%       +3.9%     -1.8%     +4.8%     +4.6%     -4.0%     -2.2%

Tucson Newspaper Agency (TNI)    +0.4%   +3.8%  -1.9%  -0.4%  -2.1%       +1.3%     +4.8%     +3.1%     +1.1%     -5.6%     -9.0%
                                  ---     ---    ---    ---    ---         ---       ---       ---       ---       ---       ---
    Pulitzer Inc. (combined      +5.7%   +7.1%  +5.2%  +4.9%  -0.7%       +3.6%     -1.0%     +4.6%     +4.2%     -4.2%     -3.1%
    with 50% of TNI)
                               -----------------------------------------------------------------------------------------------------


         On a comparable basis, fourth-quarter 2003 operating expense increased
3.0 percent, principally due to the factors discussed in the section of this release captioned, "Discussion of GAAP-Basis Results: Fourth Quarter."

TWELVE MONTHS

         Operating income for 2003 increased 4.9 percent and total operating revenue increased 1.4 percent. Advertising revenue increased 2.0 percent, with retail revenue, including preprints, up 3.3 percent and national revenue, including national preprints, up 11.3 percent. Classified advertising revenue decreased 2.1 percent from 2002, principally reflecting weak automotive and help wanted advertising revenue. Automotive and help wanted revenue decreased 5.6 percent and 7.4 percent, respectively. Real estate revenue increased 7.4 percent.

         Operating expense for full-year 2003 increased 0.6 percent, primarily due to the reasons discussed in the section of this release captioned, "Discussion of GAAP-Basis Results: Twelve Months." FTEs decreased by approximately 2.2 percent for the year. Excluding the impact of newsprint, comparable operating expense for 2003 increased 0.1 percent from 2002.

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Page Eight
Pulitzer Fourth-Quarter Earnings

BALANCE SHEET & CASH FLOW STATEMENT HIGHLIGHTS

         Cash and marketable securities decreased 9.4 percent to $176.2 million from $194.4 million at December 29, 2002, principally due to the discretionary funding of pension and post-retirement healthcare obligations and the purchase of newspaper properties and distribution businesses.

         Capital expenditures totaled about $12.5 million in 2003. Reflecting projects carrying over into 2004, the Company said it now expects 2004 capital expenditures will be in the $10 million to $12 million range.

                                      # # #

         Pulitzer Inc., through various subsidiaries and affiliated entities, is engaged in newspaper publishing and related new media activities. The Company's newspaper operations include two major metropolitan dailies, the St. Louis Post-Dispatch and the Arizona Daily Star in Tucson, Ariz., and 12 other dailies:
The Pantagraph, Bloomington, Ill.; The Daily Herald, Provo, Utah; the Santa Maria Times, Santa Maria, Calif.; The Napa Valley Register, Napa, Calif.; The World, Coos Bay, Ore.; The Sentinel, Hanford, Calif.; the Arizona Daily Sun, Flagstaff, Ariz.; The Daily Chronicle, DeKalb, Ill.; The Garden Island, Lihue, Hawaii; the Daily Journal, Park Hills, Mo.; The Lompoc Record, Lompoc, Calif.; and The Daily News, Rhinelander, Wisc. The Company's newspaper operations also include the Suburban Journals of Greater St. Louis, a group of 37 weekly papers and various niche publications.

         Pulitzer Inc.'s new media and interactive initiatives include STLtoday.com in St. Louis, azstarnet.com in Tucson, and Web sites for all of its other dailies. Pulitzer Inc. is the successor to the company originally founded by Joseph Pulitzer in St. Louis in 1878. For more information, visit our Web site at www.pulitzerinc.com.

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


Page Nine
Pulitzer Fourth-Quarter Earnings

NOTES:

The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, exclude gains and losses related to certain non-operating investments that are not a strategic component of the Company's capital structure or operating plans (principally, investments in new media companies and partnerships making similar investments), and employment termination inducements associated with positions that will not be staffed. Gains or losses on the sale of marketable securities reflect activity in a strategic component of the Company's capital structure and are, therefore, included in the determination of "Base Earnings," and "Base Earnings per Diluted Share." "Base Earnings per Diluted Share," calculated on the basis described above, were $2.01 and $1.88, respectively, for the full-year 2003 and 2002 periods.

The Company cannot currently determine full-year 2004 investment gains and losses, if any, related to certain non-operating investments or future employment termination inducements, if any. The Company's calculation of "Base Earnings" and "Base Earnings per Diluted Share," including guidance contained herein for full-year 2004 base earnings per diluted share, may not be comparable to similarly titled measures reported by other companies. "Base Earnings" and "Base Earnings per Diluted Share," as defined above, are not measures of performance under generally accepted accounting principles ("GAAP") and should not be construed as substitutes for consolidated net income and diluted earnings per share as a measure of performance. However, management uses "Base Earnings" and "Base Earnings per Diluted Share" for comparing the Company's past, current, and future performance and believes that they provide meaningful and comparable information to investors to aid in their analysis of the Company's performance relative to other periods and to its peers.

The Company's calculation of "Comparable" results includes the gross revenues and expenses of the Company's 50 percent interest in the Tucson Newspaper Agency ("TNI"), and excludes the revenues and expenses associated with 2003 acquisitions absent in 2002. "Comparable" revenues and expenses, excluding the results of 2003 acquisitions, and including the gross revenues and expenses of the Company's 50 percent interest in TNI, are not measures of performance under GAAP (since the Company records its interest in TNI on the equity method), and should not be construed as substitutes for consolidated operating revenues and consolidated operating expenses as a measure of performance. However, management uses "Comparable" revenues and expenses for comparing the Company's past, current, and future performance and believes that they provide meaningful information to investors regarding the gross revenues and expenses under the management of the Company.

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


Page Ten
Pulitzer Fourth-Quarter Earnings

Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers (including newsprint), outcome of labor negotiations, capital or similar requirements, and general economic conditions, any of which may impact advertising and circulation revenues and various types of expenses, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in "forward-looking statements" are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, investors are cautioned not to place undue reliance on any such "forward-looking statements," and the Company disclaims any obligation to update the information contained herein or to publicly announce the result of any revisions to such "forward-looking statements" to reflect future events or developments.

SPECIAL NOTICE:
     Pulitzer Inc. will conduct a conference call for investors beginning at 10 a.m. EST today. The webcast of the call can be accessed at www.pulitzerinc.com. Replays of the call will also be available at the same site. For more information, please contact James V. Maloney, Director of Shareholder Relations at Pulitzer Inc., at (314) 340-8402.

                                -tables attached-

Page Eleven
Pulitzer Fourth-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)
(Unaudited)


                                                         Fourth Quarter Ended     Twelve Months Ended
                                                         ---------------------  -------------------------
                                                          Dec. 28,   Dec. 29,    Dec. 28,     Dec. 29,
                                                            2003       2002        2003         2002
                                                         ----------- ---------- -----------  ------------
OPERATING REVENUES:
    Advertising
        Retail                                             $ 35,284   $ 32,884    $120,205      $118,741
        National                                              8,232      8,185      29,000        26,706
        Classified                                           29,241     27,698     122,638       125,777
                                                         ----------  ---------  ----------   -----------
            Total                                            72,757     68,767     271,843       271,224
        Preprints                                            19,226     17,054      63,249        55,935
                                                         ----------  ---------  ----------   -----------
            Total advertising                                91,983     85,821     335,092       327,159
    Circulation                                              20,316     20,292      80,639        80,751
    Other                                                     1,769      2,266       6,933         8,050
                                                         ----------  ---------  ----------   -----------
                Total operating revenues                    114,068    108,379     422,664       415,960
                                                         ----------  ---------  ----------   -----------
OPERATING EXPENSES:
    Payroll and other personnel expenses                     46,449     45,552     181,422       180,027
    Newsprint expense                                        11,321     10,886      43,368        41,055
    Depreciation                                              3,552      3,659      14,613        14,286
    Amortization                                              1,173      1,108       4,522         4,433
    Other expenses                                           28,513     26,836     107,610       111,018
                                                         ----------  ---------  ----------   -----------
                Total operating expenses                     91,008     88,041     351,535       350,819
                                                         ----------  ---------  ----------   -----------
  Equity in earnings of Tucson newspaper partnership          4,471      4,842      16,064        17,744
                                                         ----------  ---------  ----------   -----------
  Operating income                                           27,531     25,180      87,193        82,885
  Interest income                                               958      1,104       3,687         4,235
  Interest expense                                           (4,786)    (5,244)    (20,395)      (20,593)
  Net gain (loss) on sale of marketable securities              (11)     1,056         502         1,100
  Net loss on investments                                      (501)    (1,238)     (1,790)       (9,091)
  Other income (expense)                                        (22)         5          74           132
                                                         ----------  ---------  ----------   -----------
INCOME BEFORE PROVISION FOR INCOME TAXES                     23,169     20,863      69,271        58,668
PROVISION FOR INCOME TAXES                                    8,229      8,033      25,306        22,371
MINORITY INTEREST IN NET EARNINGS OF
  SUBSIDIARY                                                    625        599       1,788         1,598
                                                         ----------  ---------  ----------   -----------
NET INCOME                                                 $ 14,315   $ 12,231     $42,177      $ 34,699
                                                         ==========  =========  ==========   ===========

Page Twelve
Pulitzer Fourth-Quarter Earnings

PULITZER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Continued)
(In thousands, except earnings per share)
(Unaudited)


                                                             Fourth Quarter Ended     Twelve Months Ended
                                                           ------------------------- ----------------------
                                                            Dec. 28,     Dec. 29,     Dec. 28,    Dec. 29,
                                                              2003         2002         2003        2002
                                                           ----------   -----------  ----------  ----------
BASIC EARNINGS PER SHARE OF STOCK:
  Continuing operations                                       $  0.67       $  0.57     $  1.97     $  1.63
  Discontinued operations                                        0.00          0.00        0.00        0.00
                                                           ----------   -----------  ----------  ----------
  Earnings per share                                          $  0.67       $  0.57     $  1.97     $  1.63
                                                           ==========   ===========  ==========  ==========
  Weighted average number of shares outstanding                21,473        21,313      21,404      21,279
                                                           ==========   ===========  ==========  ==========
DILUTED EARNINGS PER SHARE OF STOCK:
  Continuing operations                                       $  0.66       $  0.57     $  1.95     $  1.62
  Discontinued operations                                        0.00          0.00        0.00        0.00
                                                           ----------   -----------  ----------  ----------
  Earnings per share                                          $  0.66       $  0.57     $  1.95     $  1.62
                                                           ==========   ===========  ==========  ==========
  Weighted average number of shares outstanding                21,789        21,430      21,627      21,447
                                                           ==========   ===========  ==========  ==========

FOOTNOTES

Fiscal Year End: The Company's fiscal year ends on the last Sunday of the calendar year. In 2002, the Company's fiscal year began on December 31, 2001 and ended on December 29, 2002. In 2003, the Company's fiscal year began on December 30, 2002 and ended on December 28, 2003.

Earnings Per Share: Basic earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding during the applicable period. Diluted earnings per share of stock are computed using the weighted average number of Common and Class B Common shares outstanding and common stock equivalents.

Reclassifications: Certain reclassifications have been made to the 2002 consolidated financial statements to conform to the 2003 presentation.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.